Exhibit 99.1

NEWS

For immediate release

Contact:	Timothy J. Romenesko
Vice President, Chief Financial Officer
(630) 227-2090
e-mail address: tromenesko@aarcorp.com
web address: www.aarcorp.com

AAR REPORTS FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

•                  Fourth quarter sales growth of 19% and income up 119%

•                  Annual sales growth of 16% and increase in income of 307%

•                  Record cash flow from operations of $51 million for the year

•                  Annual commercial aviation sales growth of 26%

•                  47% annual sales growth in Asia; 34% in Europe

WOOD DALE, ILLINOIS (July 13, 2005) — AAR (NYSE: AIR) today reported fourth quarter net sales from continuing operations of $209.9 million and income from continuing operations of $5.8 million or $0.17 per diluted share.  For the fourth quarter of last year, the Company reported net sales from continuing operations of $176.8 million and income from continuing operations of $2.7 million or $0.08 per diluted share.  The sales growth of 19% was fueled by increases in the Company’s Inventory and Logistic Services and Maintenance, Repair and Overhaul segments.  Higher sales and margin improvements at several of the Company’s operating units drove the 119% growth in income from continuing operations.

Fourth quarter net income included: a $2.6 million pre-tax gain on extinguishment of debt related to an aircraft debt restructuring; $1.8 million of pre-tax expenses related to stock option exercises and changes in retirement benefit plans; and a $0.9 million pre-tax charge related to the write down of an aircraft as a result of a renegotiated lease with an airline customer operating under bankruptcy protection.  Combined, these special items resulted in a $0.1 million impact to fourth quarter results.  The effective tax rate for the quarter was 26%, reflecting the reduced benefit of certain tax credits.

For the fiscal year ended May 31, 2005, the Company reported net sales from continuing operations of $747.8 million and income from continuing operations of $18.6 million or $0.55 per diluted share.  In fiscal year 2004, net sales from continuing operations were $644.5 million, and income from continuing operations was $4.6 million or $0.14 per diluted share.  This represents net sales and income from continuing operations growth for the year of 16% and 307%, respectively.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

“During fiscal 2005 we saw an uptick in activity and took steps to position the Company for long-term growth in the changing aviation environment,” said David P. Storch, President and CEO of AAR.  “Our expanded MRO capability in Indianapolis, recently-awarded commercial and defense supply chain programs and newly-introduced engineered products should positively impact our results in future periods.  However, in the near term, we remain cautious in light of the impact of high fuel costs on our airline customers and their already precarious financial condition.”

Sales in the Inventory and Logistic Services segment increased 44% in the fourth quarter over the prior year.  This increase is primarily attributable to the continuing recovery in the worldwide commercial aviation market and the ramp up of new supply chain programs.

In the Maintenance, Repair and Overhaul segment, sales grew 13% in the fourth quarter compared to last year.  The commencement of sales activity at the Company’s Indianapolis maintenance facility and increased volume in the aircraft component and landing gear businesses were the main growth drivers for this segment.  Operations at the Indianapolis facility began in earnest during the fourth quarter following AAR’s selection by United Airlines to be the exclusive maintenance provider for its fleet of 737 aircraft.

Sales to Asian and European customers continued to be strong, growing at 52% and 37%, respectively, in the fourth quarter and were up 47% and 34%, respectively, for the year.  AAR’s business in Asia benefited from expansion in the region, including recently-opened sales offices in Tokyo and Shanghai.  Sales in Europe also increased as the Company introduced new and expanded inventory support programs.  Company-wide, sales to commercial aviation customers increased 33% for the quarter and 26% for the year.

Gross profit margins increased 110 basis points to 16.7% in the fourth quarter versus the prior year.  For the year, gross profit margins increased to 16.2% from 15.6%.  Even though operating expenses increased during the quarter as AAR brought the Indianapolis facility on line and expanded its reach geographically, selling, general and administrative costs as a percentage of sales decreased from 12.5% to 11.8% for the year.  The Company also incurred costs associated with implementing a new retirement plan that is portable, provides investment flexibility for the employees and relieves the Company of the long-term and unpredictable burdens of a defined benefit plan.

AAR generated $23 million of cash from operations during the fourth quarter and $51 million during the year.  In addition, total recourse debt decreased by $18 million during the year.  The Company achieved improvements in inventory turns from 2.0x to 2.4x and working capital turnover from 3.1x to 3.3x on a year-over-year basis.

Other Significant Events in Fiscal 2005

Commercial Aviation Market

•                       Signed agreements with Brit Air and Regional to provide component services

•                       Signed an agreement to provide Mesa Air Group with a supply chain solution

•                       Developed a parts exchange pool in Hong Kong

•                       Formed a joint venture with AIROD in Malaysia for landing gear services

•                       Signed an agreement with Malaysia Airlines for repair and maintenance of landing gear

•                       Awarded an agreement by CanJet for component inventory and maintenance services

•                       Entered into a multi year supply agreement with Chromalloy

Government Services Market

•                       Awarded a contract for U.S. Navy C-40A logistical support

•                       Selected by U.S. Air Force for repair of certain F100 engine components operating on Air Force F-15 and F-16 aircraft

•                       Chosen to provide cargo systems for the new C-27J Military Transport Aircraft

Other

•                       Earned the FAA’s Diamond Certificate of Excellence and 100% Participation Awards for maintenance technician training at all 15 of AAR’s certified repair stations

Significant Subsequent Events

Subsequent to fiscal 2005 year end, AAR was awarded significant programs that increase the Company’s backlog position considerably.  The United States Air Force (USAF) selected AAR to supply and repair specialty pallets.  This contract covers an initial one-year term with an estimated value of $23.7 million and four one-year renewal options.  Work on this contract commences immediately.  In addition, AAR’s Cargo Systems unit was selected to provide cargo handling systems for the new Airbus A400M Military Transport Aircraft as a subcontractor to Pfalz Flugzeugwerke GmbH (PFW) of Speyer, Germany.  AAR’s share of the revenue, including systems and spare parts, is expected to exceed $300 million over the contract period, and deliveries are expected to begin toward the end of AAR’s fiscal 2007.

Operating Segment Realignment

As the Company positions itself for the future, it is aligning its businesses to maximize revenues and to increase its market share.  The change of the names and composition of the business segments will be incorporated in the Company’s fiscal year 2005 Form 10-K.  The new segments are as follows: Aviation Supply Chain; Structures and Systems; Maintenance, Repair and Overhaul (MRO); and Aircraft Sales and Leasing.

The Aviation Supply Chain segment includes the component supply and repair businesses under one combined organization, presenting the marketplace with end-to-end supply chain products across a broad range of commercial and defense aircraft platforms.  In this segment, AAR combines its supply, repair, redistribution, information technology and logistics skills to support large and regional airlines, maintenance organizations and government and defense agencies. This segment is led by Jim Clark, a 23-year veteran of AAR.  Jim has progressed to his current position after leading our European-based component repair business for five years.

The Structures and Systems segment primarily includes our specialized mobility products, cargo systems, and composites businesses.  This group designs, engineers and produces a variety of systems and components for aircraft and non-aircraft applications.  As AAR continues to develop products for more platforms and capture market share, it sees numerous opportunities to grow after-sales support and expand services to our customers.

The MRO segment includes the aircraft maintenance and landing gear services businesses.  Adding the Indianapolis Maintenance Center (IMC) capability to the existing Oklahoma City operation allows AAR to provide a more complete MRO service offering.  The IMC was designed to provide for the best turn times available anywhere in the world.  Since operations commenced earlier in the year, four out of the first five “C” checks were completed in three days, and the fifth missed by one shift.  The Company also expects to gain market share in the landing gear services market as its joint venture in Malaysia becomes operational in the second quarter of fiscal year 2006.  The Structures and Systems and MRO segments are led by Mark McDonald. Mark has been in various leadership positions at AAR since joining the Company in 1996.  Prior to AAR, he was with General Electric for 12 years.

The Aircraft Sales and Leasing segment leases and manages aircraft for its own account and in partnership with others.  During fiscal 2005 the Company added aircraft to its portfolio in two partnerships and has identified additional aircraft which it expects to add to its portfolio in the coming months. Combining AAR’s extensive MRO and supply chain capabilities allows the Company to offer unique solutions to airline customers as they look to reposition aircraft.  John Johnson leads our Aircraft Group.  John is a successful entrepreneur who joined AAR over a year ago.

Attached is a schedule showing sales by current business segment as well as sales by new business segment for the three month and twelve month periods ending May 31, 2005 and May 31, 2004.

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry.  Products and services include: aviation supply chain and parts support programs; maintenance, repair and overhaul of aircraft and landing gear; design and manufacture of composite structures and specialized mobility and cargo systems; and aircraft sales and leasing.  Headquartered in Wood Dale, Illinois, AAR serves commercial and government aircraft fleet operators, original equipment manufacturers and independent service customers around the world.  AAR recently earned special recognition from the Federal Aviation Administration for receiving the FAA’s Diamond Award of Excellence at each of its 15 certified repair stations. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 a.m. CDT on July 13, 2005. The conference call can be accessed via dial-in (1-866-244-4616).  A replay of the call will be available (1-888-266-2081; access code 726195) from approximately 2:30 p.m. CDT on July 13, 2005 until 11:59 p.m. CDT on July 20, 2005.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2004 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations

(In thousands except per share data)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2005	2004	2005	2004
Sales	$209,926	$176,835	$747,848	$644,469
Cost and expenses:
Cost of sales	174,832	149,321	627,022	543,851
Selling, general and administrative	26,442	21,662	87,902	80,552

Equity in earnings of joint ventures	362	135	568	215

Operating income	9,014	5,987	33,492	20,281

Gain on extinguishment of debt	2,567	—	3,562	—

Interest expense	4,062	4,394	16,917	18,691
Interest income	399	548	1,502	1,748

Income from continuing operations before income taxes	7,918	2,141	21,639	3,338

Income tax expense (benefit)	2,090	(521)	3,067	(1,227)

Income from continuing operations	5,828	2,662	18,572	4,565

Discontinued operations:
Operating loss, net of tax	—	(90)	(798)	(1,061)
Loss on disposal, net of tax	(95)	—	(2,321)	—
Loss from discontinued operations	(95)	(90)	(3,119)	(1,061)

Net income	$5,733	$2,572	$15,453	$3,504

Share Data:

Earnings (loss) per share - Basic:
Earnings from continuing operations	$0.18	$0.08	$0.58	$0.14
Loss from discontinued operations	—	—	(0.10)	(0.03)
Earnings per share - Basic	$0.18	$0.08	$0.48	$0.11

Earnings (loss) per share - Diluted
Earnings from continuing operations	$0.17	$0.08	$0.55	$0.14
Loss from discontinued operations	—	—	(0.09)	(0.03)
Earnings per share - Diluted	$0.17	$0.08	$0.46	$0.11

Average shares outstanding - Basic	32,439	32,245	32,297	32,111
Average shares outstanding - Diluted	36,410	36,673	36,205	33,737

Consolidated Balance Sheet Highlights

(In thousands except per share data)	May 31, 2005	May 31, 2004
Cash and cash equivalents	$50,338	$41,010
Current assets	474,542	432,204
Current maturities of recourse LTD	2,123	2,656
Current liabilities (excluding debt accounts)	156,280	127,869
Net property, plant and equipment	71,474	81,866
Total assets	732,230	709,292
Recourse long-term debt	199,919	217,434
Total recourse debt	202,042	220,090
Total non-recourse debt	28,862	31,968
Stockholders’ equity	314,744	301,684
Book value per share	$9.70	$9.36
Shares outstanding	32,440	32,245

Sales By Business Segment - Current

	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands)	2005	2004	2005	2004
Inventory & Logistic Services	$88,869	$61,816	$289,697	$253,958
Maintenance, Repair and Overhaul	65,233	57,820	214,254	208,994
Manufacturing	50,228	50,098	193,297	151,310
Aircraft & Engine Sales & Leasing	5,596	7,101	50,600	30,207
	$209,926	$176,835	$747,848	$644,469

Sales By Business Segment - New

	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands)	2005	2004	2005	2004
Aviation Supply Chain	$115,419	$86,247	$390,060	$349,527
Maintenance, Repair and Overhaul	36,680	31,502	111,932	106,416
Structures and Systems	53,303	53,334	200,717	163,557
Aircraft Sales and Leasing	4,524	5,752	45,139	24,969
	$209,926	$176,835	$747,848	$644,469

Diluted Earnings Per Share Calculation

	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands except per share data)	2005	2004	2005	2004

Net income as reported	$5,733	$2,572	$15,453	$3,504
Add: After-tax interest on convertible debt	306	342	1,230	449
Net income for diluted EPS calculation	$6,039	$2,914	$16,683	$3,953

Basic shares outstanding	32,439	32,245	32,297	32,111
Additional shares due to:
Assumed exercise of stock options	367	394	304	281
Assumed conversion of convertible debt	3,604	4,034	3,604	1,345
Diluted shares outstanding	36,410	36,673	36,205	33,737

Diluted earnings per share	$0.17	$0.08	$0.46	$0.11